Exhibit 4.1

Execution Version

AMENDMENT NO. 3 TO

AMENDED AND RESTATED RIGHTS AGREEMENT

THIS AMENDMENT No. 3 (this “Amendment No. 3”), dated as of December 13, 2018, amends the Rights Agreement, dated as of June 1, 2000, as amended and restated as of April 12, 2007, as further amended by Amendment No. 1 thereto, dated as of December 10, 2007, and as further amended by Amendment No. 2 thereto, dated as of May 27, 2010 (as so amended, the “Rights Agreement”), between Belmond Ltd. (previously known as Orient-Express Hotels Ltd.), an exempted company incorporated in Bermuda (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent (the “Rights Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Rights Agreement.

RECITALS

WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger, to be dated on or about the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), with LVMH Moët Hennessy - Louis Vuitton SE, a corporation organized under the laws of France (“Parent”), Overseas Holding Limited, a company organized under the laws of England and Wales and an indirect, wholly-owned subsidiary of Parent (“Holding”), and Fenice Ltd., an exempted company organized under the laws of Bermuda and a wholly-owned subsidiary of Holding (“Merger Sub”), pursuant to which, among other things, (a) Merger Sub shall be merged with and into the Company such that the separate existence of Merger Sub shall thereupon cease and their undertaking, property and liabilities shall vest in the Company as the surviving company (the “Surviving Company”) in the merger (the “Merger”), which shall be a wholly-owned subsidiary of Holding and (b) each A Share issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement), other than treasury shares or shares cancelled or converted into shares of the Surviving Company pursuant to the Merger Agreement, shall be automatically converted into the right to receive the Merger Consideration (as defined in the Merger Agreement);

WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the time any Person becomes an Acquiring Person, the Company and the Rights Agent may supplement or amend the Rights Agreement without the approval of any holders of Right Certificates to make any other provisions in regard to matters or questions arising under the Rights Agreement which the Company and the Rights Agent may deem necessary or desirable and which shall be consistent with, and for the purpose of fulfilling, the objectives of the Board of Directors of the Company (the “Board”) in adopting the Rights Agreement;

WHEREAS, no Person has become an Acquiring Person;

WHEREAS, the Board has determined that it is advisable and in the best interests of the Company and its shareholders to amend the Rights Agreement as set forth below and that such amendment is consistent with, and for the purpose of fulfilling, the objectives of the Board in connection with its original adoption of the Rights Agreement; and

WHEREAS, the Board and the Rights Agent have determined that the amendment of the Rights Agreement, on the terms set forth herein, is desirable.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Rights Agent hereby agree as follows:

1.	Amendments to the Rights Agreement.

(a)          Section 1 of the Rights Agreement is hereby amended and supplemented by adding the following definitions in the appropriate locations therein:

“Effective Time” shall have the meaning set forth in the Merger Agreement.

“Exempt Event” shall mean each and all of the following: (i) the adoption, approval, authorization, execution, delivery and/or performance of the Merger Agreement, the Statutory Merger Agreement and/or the Support Agreement, (ii) the consummation (prior to the termination of the Merger Agreement) of the transactions contemplated by the Merger Agreement, the Statutory Merger Agreement and/or the Support Agreement, including the Merger, and (iii) the public announcement of any of the foregoing.

“Holding” means Palladio Overseas Holding Limited, a company organized under the laws of England and Wales and an indirect, wholly-owned subsidiary of Parent.

“Merger” shall have the meaning set forth in the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of December 13, 2018, by and among Parent, Holding, Merger Sub and the Company, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Merger Sub” means Fenice Ltd., an exempted company organized under the laws of Bermuda and a wholly-owned subsidiary of Holding.

“Parent” means LVMH Moët Hennessy - Louis Vuitton SE, a corporation organized under the laws of France.

“Statutory Merger Agreement” shall have the meaning set forth in the Merger Agreement.

“Support Agreement” means the Support Agreement, dated as of December 13, 2018, by and between Belmond Holdings 1, Ltd. and Parent.

(b)          The definition of “Acquiring Person” in Section 1(b) of the Rights Agreement is hereby amended and supplemented by adding the following sentence to the end thereof:

“Notwithstanding anything to the contrary in this Agreement, none of Parent, Holding, Merger Sub or any direct or indirect Affiliate or Associate of Parent, Holding or Merger Sub shall be or shall become, or shall be deemed to be or to become, an Acquiring Person for purposes of this Agreement as a result of any Exempt Event”

(c)          The definition of “Shares Acquisition Date” in Section 1(u) of the Rights Agreement is hereby amended and supplemented by adding the following sentence to the end thereof:

“provided, however, that notwithstanding anything in this Agreement to the contrary, a Shares Acquisition Date shall not occur, and shall not be deemed to have occurred, as a result of any Exempt Event”

(d)          Section 2 of the Rights Agreement is hereby amended by deleting in its entirety the first sentence thereof and inserting in its place the following sentence:

“The Company hereby appoints the Rights Agent to act as rights agent for the Company in accordance with the express terms and conditions hereof (and no implied terms or conditions), and the Rights Agent hereby accepts such appointment.”

(e)          Section 3(a) of the Rights Agreement is hereby amended and supplemented by adding the following proviso immediately following the words “the earlier of such dates being herein referred to as the ‘Distribution Date’” and prior to the closing parenthesis:

“; provided, however, that, notwithstanding anything to the contrary in this Agreement, a Distribution Date shall not occur, and shall not be deemed to have occurred, as a result of any Exempt Event”

(f)          Section 3(c) of the Rights Agreement is hereby amended to delete in its entirety the first sentence of the legend included therein and to insert in its place the following sentence:

“This certificate also evidences and entitles the holder hereof to certain rights as set forth in a Rights Agreement between Belmond Ltd. (previously known as  Orient-Express Hotels Ltd.) and Computershare Trust Company, N.A., dated as of June 1, 2000, as amended and restated as of April 12, 2007 and as further amended by Amendment No. 1 thereto dated as of December 10, 2007, Amendment No. 2 thereto dated as of May 27, 2010 and Amendment No. 3 thereto dated as of December 13, 2018 (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of Belmond Ltd.”

(g)          Section 3(c) of the Rights Agreement is hereby amended to delete in its entirety the third sentence of the legend included therein and to insert in its place the following sentence:

“Belmond Ltd. will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor.”

(h)          Section 7(a) of the Rights Agreement is hereby amended by deleting in its entirety clause (i) thereof and inserting in its place the following clause:

“(i) the close of business on June 1, 2020 or, if earlier, immediately prior to, but contingent on the subsequent occurrence of, the Effective Time (the “Final Expiration Date”), at which time the Rights shall expire and shall cease to be exercisable,”

(i)          Section 11(a)(i) of the Rights Agreement is hereby amended and supplemented by adding the following to the end thereof:

“; and, provided, further, that, notwithstanding anything to the contrary in this Agreement, (i) in no event shall any of the events described in this Section 11(a)(i) occur, or be deemed to occur, as a result of any Exempt Event and (ii) this Section 11 shall not otherwise apply, and no adjustments shall be pursuant to, this Section 11 as a result of any Exempt Event.”

(j)          Section 13 of the Rights Agreement is hereby amended and supplemented by adding the following sentence to the end thereof:

“Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 13 shall not apply as a result of any Exempt Event.”

(k)          Section 20(c) of the Rights Agreement is hereby amended and restated in its entirety as follows:

The Rights Agent shall be liable hereunder only for its own gross negligence, bad faith or willful misconduct (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction).  Notwithstanding anything in this Agreement to the contrary, any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by the Company to the Rights Agent during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought.  Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.

(l)          Section 26 of the Rights Agreement is hereby amended, as it relates to notices to be delivered to or on the Company, to replace references to Orient-Express Hotels Ltd. with Belmond Ltd.

(m)         Section 29 of the Rights Agreement is hereby amended by adding the following sentence to the end thereof:

“Notwithstanding the foregoing, no holder of Rights or any other Person (other than the Company) shall have, or shall be construed to have, any legal or equitable rights, remedies or claims under this Agreement by virtue of the occurrence of any Exempt Event.”

(n)	Exhibit B to the Rights Agreement is hereby amended as follows:

(i)	all references therein to “Orient-Express Hotels Ltd.” are replaced with references to “Belmond Ltd”;

(ii)
the first sentence of the disclaimer at the top of the Right Certificate is deleted in its entirety and replaced with the following sentence: “NOT EXERCISABLE AFTER JUNE 10, 2020 (OR THE EARLIER OCCURRENCE OF THE FINAL EXPIRATION DATE UNDER THE RIGHTS AGREEMENT), OR EARLIER IF REDEMPTION OR EXCHANGE OCCURS”;

(iii)	the following clause is added after “June 1, 2020” in the first sentence of the first paragraph: “(or the earlier occurrence of the Final Expiration Date under the Rights Agreement)”; and

(iv)
the clause therein defining the Rights Agreement is deleted in its entirety and replaced with the clause “the Rights Agreement, dated as of June 1, 2000, as amended and restated as of April 12, 2007 and as further amended by Amendment No. 1 thereto dated as of December 10, 2007, Amendment No. 2 thereto dated as of May 27, 2010 and Amendment No. 3 thereto dated as of December 13, 2018 (as so amended, the “Rights Agreement”)”.

2.	Governing Law.

This Amendment No. 3 shall be deemed to be a contract made under the laws of the Islands of Bermuda and for all purposes shall be governed by and construed in accordance with such laws, except that the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

3.	Counterparts.

This Amendment No. 3 may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

4.	Effectiveness; Termination of Merger Agreement.

This Amendment No. 3 shall be deemed effective as of, and immediately prior to, the execution and delivery of the Merger Agreement. From and after such time, all references to the Rights Agreement shall be deemed to be references to the Rights Agreement as amended hereby. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected. If for any reason the Merger Agreement is terminated in accordance with its terms, then, automatically and without any action on the part of the Company, the Rights Agent or any other Person, all of the amendments to the Rights Agreement set forth in this Amendment No. 3 that relate to the Merger Agreement, the Support Agreement or any of the transactions thereby, including all changes related to the occurrence of an Exempt Event, shall become null and void and be of no further force and effect. Notwithstanding the foregoing, the amendments in Sections 1(d) and 1(k) of this Amendment No. 3, as well as any amendments that replace references to Orient-Express Hotels Ltd. with “Belmond Ltd.,” shall remain in full force and effect. The Company shall promptly notify the Rights Agent upon the execution and delivery of the Merger Agreement and of the Effective Time or of any termination of the Merger Agreement; provided, that, the failure of the Company to provide any such notifications so shall in no way affect the provisions of this Section 4.

5.	Successors.

This Amendment No. 3 shall be binding on and inure to the benefit of each of the Company and the Rights Agent their respective successors and assigns.

6.	Severability.

If any term, provision, covenant or restriction of this Amendment No. 3 is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment No. 3 shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that if such excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to the Company.

7.	Notice.

The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment No. 3.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be duly executed as of the day and year first above written.

BELMOND LTD. (previously known as
ORIENT-EXPRESS HOTELS LTD.)

By:	/s/ H. Roeland Vos
Name: H. Roeland Vos
Title: President and Chief Executive Officer

[Signature Page to Amendment No. 3 to Rights Agreement]

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Dennis V. Moccia
Name: Dennis V. Moccia
Title: Manager, Contract Administration

[Signature Page to Amendment No. 3 to Rights Agreement]